CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-3) and related prospectuses of Uranium Energy Corp. for the registration of (i) common shares, (ii) debt securities, (iii) warrants to purchase common shares or debt securities, (iv) subscription receipts for common shares, debt securities, warrants or any combination thereof, or (v) any combination of common shares, debts securities, warrants or subscription receipts for up to $100,000,000 in aggregate and to the incorporation by reference therein of our reports dated October 11, 2013, with respect to the consolidated financial statements of Uranium Energy Corp. and the effectiveness of internal control over financial reporting of Uranium Energy Corp., included in its Annual Report (Form 10-K) for the year ended July 31, 2013, filed with the Securities and Exchange Commission.

Vancouver, Canada December 27, 2013	"Ernst & Young LLP" Chartered Accountants